PUBLIC STORAGE, INC.
                         EXHIBIT 11 - EARNINGS PER SHARE


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                                                                                 For the Year Ended December 31,
                                                                        -----------------------------------------------------
                                                                            2005               2004               2003
                                                                        --------------     ---------------    ---------------
                                                                            (amounts in thousands, except per share data)
Earnings Per Share:

Net income.......................................................        $   456,393         $   366,213        $   336,653

Less: Cumulative Preferred Stock Dividends:
   9.20% Cumulative Preferred Stock, Series B....................                  -                   -             (1,322)
   Adjustable Rate Preferred Stock, Series C.....................                  -                   -             (1,013)
   9.50% Cumulative Preferred Stock, Series D....................                  -              (2,131)            (2,850)
   10.00% Cumulative Preferred Stock, Series E...................               (457)             (5,488)            (5,488)
   9.75% Cumulative Preferred Stock, Series F....................             (1,884)             (5,606)            (5,606)
   8.25% Cumulative Preferred Stock, Series K....................                  -                (501)            (9,488)
   8.25% Cumulative Preferred Stock, Series L....................                  -              (1,818)            (9,488)
   8.75% Cumulative Preferred Stock, Series M....................                  -              (3,089)            (4,922)
   8.60% Cumulative Preferred Stock, Series Q....................            (14,835)            (14,835)           (14,835)
   8.00% Cumulative Preferred Stock, Series R....................            (40,800)            (40,800)           (40,800)
   7.875% Cumulative Preferred Stock, Series S...................            (11,320)            (11,320)           (11,320)
   7.625% Cumulative Preferred Stock, Series T...................            (11,601)            (11,601)           (11,601)
   7.625% Cumulative Preferred Stock, Series U...................            (11,438)            (11,438)           (11,438)
   7.50% Cumulative Preferred Stock, Series V....................            (12,938)            (12,938)           (12,938)
   6.50% Cumulative Preferred Stock, Series W....................             (8,612)             (8,612)            (2,057)
   6.45% Cumulative Preferred Stock, Series X....................             (7,740)             (7,740)            (1,030)
   6.850% Cumulative Preferred Stock, Series Y...................             (2,740)             (2,732)                 -
   6.250% Cumulative Preferred Stock, Series Z...................             (7,031)             (5,801)                 -
   6.125% Cumulative Preferred Stock, Series A...................             (7,044)             (5,302)                 -
   7.125% Cumulative Preferred Stock, Series B...................             (7,748)             (3,896)                 -
   6.600% Cumulative Preferred Stock, Series C...................             (7,590)             (2,277)                 -
   6.180% Cumulative Preferred Stock, Series D...................             (6,976)                  -                  -
   6.750% Cumulative Preferred Stock, Series E...................             (6,463)                  -                  -
   6.450% Cumulative Preferred Stock, Series F...................             (5,430)                  -                  -
   7.000% Cumulative Preferred Stock, Series G...................               (370)                  -                  -
                                                                        --------------     ---------------    ---------------
Total preferred dividends........................................           (173,017)           (157,925)          (146,196)
   Allocation of income to preferred shareholders based on
   redemptions of preferred stock (application of EITF Topic D-42)            (7,538)             (8,724)            (7,120)
                                                                        --------------     ---------------    ---------------
Total net income allocated to preferred shareholders.............         $ (180,555)         $ (166,649)        $ (153,316)
                                                                        ==============     ===============    ===============
Total net income allocable to common shareholders................         $  275,838          $  199,564         $  183,337
                                                                        ==============     ===============    ===============
Allocation of net income to common shareholders by class:
      Net income allocable to shareholders of the Equity Stock,
       Series A..................................................         $   21,443          $   21,501         $   21,501
      Net income allocable to shareholders of common stock.......            254,395             178,063            161,836
                                                                        --------------     ---------------    ---------------
                                                                          $  275,838          $  199,564         $  183,337
                                                                        ==============     ===============    ===============
Weighted average common shares and equivalents outstanding:
   Basic weighted average common shares outstanding..............            128,159             127,836            125,181
   Net effect of dilutive stock options - based on treasury stock
     method using average market price...........................                660                 845              1,336
                                                                        --------------     ---------------    ---------------
   Diluted weighted average common shares outstanding............            128,819             128,681            126,517
                                                                        ==============     ===============    ===============
Basic earnings per common and common equivalent share (a)........         $     1.98          $     1.39         $     1.29
                                                                        ==============     ===============    ===============
Diluted earnings per common and common equivalent share (a)......         $     1.97          $     1.38         $     1.28
                                                                        ==============     ===============    ===============

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(a)  See Note 2 to the Company's  consolidated  financial  statements  regarding
     "Net Income per Common Share" and the underlying discussion on Emerging Issues Task Force Topic D-42.

     Note- There were no securities outstanding which would have had an anti-dilutive effect upon earnings per common share in each of the three years ended December 31, 2005.

                                   Exhibit 11